Exhibit 99.1

Eastside Reports Preliminary Year End Financial Results and Provides
Business Update

Company to hold conference call today at 5:00pm ET

PORTLAND, Ore., January 30, 2020 – Eastside Distilling, Inc. (NASDAQ: EAST) today announced preliminary fiscal year 2019 financial results and provided a business update.

Preliminary Fourth Quarter Financial Results

Fourth quarter 2019 gross sales is anticipated to be between approximately $4.0 to $4.7 million, an increase of 65% to 94% compared to the year ago fourth quarter.

Preliminary Year End Financial Results

For the fiscal year 2019 ended December 31, 2019, the Company anticipates gross sales of $16.7 to $17.4 million, an increase of approximately 132% to 142% compared to fiscal year 2018 gross sales of $7.2 million.

Operational Updates and Profitability Outlook

The Company has initiated a series of operational changes aimed at reshaping the business to achieve adjusted EBITDA profitability in the fourth quarter of 2020.

Asset-Backed Revolving Credit Facilities

Over the last two months, the Company has increased its available working capital position by closing two new asset-backed revolving credit facilities totaling up to $10 million, including an up to $8 million inventory facility with Live Oak Bank and a $2 million Accounts Receivable factoring agreement with ENGS Capital. The facilities are anticipated to be used to fund growth in the business and refinance existing debt.

Management Commentary

“I am pleased to report that the Eastside Distilling team is executing a number of key operational initiatives designed to continue to drive growth in our national distribution platform, led by our Redneck Riviera branded products and begin the penetration of our Azunia Tequila brands that we acquired in September,” said Lawrence Firestone CEO. “We have worked through changes in how we distribute our products to drive case profitability, which has resulted in a number of new points of distribution, and an expectation for record first quarter case volumes. With the expected growth in the business, coupled with the improvements to cost of goods sold and operating expense, we are targeting to achieve adjusted EBITDA profitability by the fourth quarter of 2020.”

The Company plans to issue a press release and file its 10-K for the year ended December 31, 2019 in mid to late March 2020.

Conference Call

Date and Time: 5:00pm ET (2:00pm PT) on Thursday, January 30, 2020

Call-in Information: Interested parties can access the conference call by dialing (844) 889-4332 or (412) 717-9595.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at https://www.eastsidedistilling.com/investors/.

Replay: A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10138933. A webcast replay will be available in the Investor Relations section of the Company’s website at https://www.eastsidedistilling.com/investors/ for 90 days.

Use of Non-GAAP Measures

Eastside Distilling’s management evaluates and makes operating decisions using various financial metrics. In addition to the Company’s GAAP results, management also considers the non-GAAP measure of adjusted EBITDA. Management believes this non-GAAP measure provides useful information about the Company’s operating results.

The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, stock-based compensation and the newly implemented lease accounting.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, craft spirits in Portland, Oregon since 2008. The company is known for its award-winning product line, including Redneck Riviera Whiskeys, Azuñia Tequila, Hue-Hue Coffee Rum, Burnside Bourbons, Portland Potato Vodkas, and a distinctive line of fruit infused spirits. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Bottling + Canning subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners. For more information visit: www.eastsidedistilling.com or follow the Company on Twitter and Facebook.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the Company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to release of new products and entering into RTD and CBD markets, growth prospects, receipt of future authorizations or anticipated revenues, our expected success in integrating acquired entities and assets, including expected co-packing sales momentum and production efficiencies associated with the acquisition of CC+B, and our strategic focus, product verticals, use of proceeds from financings and our ability to utilize our credit facilities to the maximum amount available, and expected financial performance and profitability. The Company assumes no obligation to update the cautionary information in this release.

Company Contact:	Investor Relations Contact:
Eastside Distilling	Lytham Partners, LLC
(971) 888-4264	Robert Blum
inquiries@eastsidedistilling.com	(602) 889-9700
east@lythampartners.com